Exhibit 21.1

Subsidiaries of G REIT, Inc.

G REIT, L.P. (Virginia)
G REIT — Two Corporate Plaza, LP (Texas)
G REIT — North Pointe, LP (California)
G REIT — 824 Market Street, LLC (Delaware)
G REIT — Sutter Square, LP (California)
G REIT — One World Trade Center, LP (California)
G REIT — Madrona, LP (Delaware)
G REIT — North Belt Corporate, LP (Texas)
G REIT — Pacific Place, LP (Delaware)
G REIT — Pax River Office Park, LLC (Delaware)
G REIT — Opus Plaza at Ken Caryl, LLC (Delaware)
G REIT — Eaton Freeway Ind. Park, LLC (Delaware)
G REIT — Bay View Plaza, LP (California)
G REIT — One Financial Plaza, LLC (Delaware)
G REIT — Western Place, LP (Texas)
G REIT — Congress Center, LLC (Delaware)